Contact:
Amy C. Chang
Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2009 RESULTS

SAN DIEGO – (October 29, 2009) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the third quarter 2009. Financial highlights for the three months ended September 30, 2009 include:

	Q3 2009 (In millions, except per share amounts)	% Chg Q3 2008	% Chg Q2 2009
Revenue	$166.4	(47%)	(16%)
Gross Profit	$45.6	(44%)	(15%)
Net Loss	$2.0	NM	NM
Loss per Share	$0.06	NM	NM
Cash Flow from Operations	$19.2	(9%)	(47%)
Adjusted EBITDA*	$10.6	(54%)	(41%)
Adjusted Diluted EPS*	$0.05	(82%)	(71%)
* Excludes restructuring and stock based compensation costs. See “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.
NM – Not meaningful

“The unprecedented market contraction experienced by the healthcare staffing industry over the past year is a direct reflection of the rapid rise to historically high levels of general unemployment. The decline in volumes we experienced during the first nine months of 2009 have certainly highlighted the importance of our ability to remain agile and disciplined in our execution. We continue to de-lever our balance sheet, maintain strong gross margins, and reduce SG&A through tight cost management and further improvements to our cost structure,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “This environment has also created opportunities for AMN to further differentiate our service capabilities and strengthen our client relationships.  This has been demonstrated by our three-fold increase in preferred provider arrangements and winning key managed services contracts, which will benefit us in 2010 and beyond.”

Key business highlights for the third quarter are as follows:

•	Stable pricing and gross margins across service lines;

•	Nursing order increases for six consecutive months;

•	Increased demand for Physician Permanent Placement retained searches;

•	Decline in demand for Locum Tenens, particularly in anesthesia staffing;

•	Continued strong cash flow and reduction of debt;

•	Additional streamlining of cost and operational structure.

Revenue for the third quarter of 2009 was $166 million, a decrease of 47% from prior year and 16% from prior quarter. Third quarter revenue for the Nurse and Allied staffing segment was $82 million, a decrease of 62% from the same quarter last year and down 26% sequentially. The Locum Tenens staffing segment generated revenue of $75 million, a decrease of 12% from prior year and down 5% sequentially. Third quarter Physician Permanent Placement revenue was $9 million, a decrease of 31% from prior year and 2% from prior quarter.

Gross margin in the third quarter of 2009 was 27.4%, an increase of 170 bps from prior year and an increase of 40 bps compared to the previous quarter. The increase was due to the Locum Tenens and Physician Permanent Placement segments representing a greater portion of our business mix.

Selling, general and administrative ("SG&A") expenses (excluding restructuring costs) for the third quarter of 2009 were 22.2% as a percentage of revenue compared to 19.1% in the same quarter last year. SG&A declined by $23 million, or 39%, over the same period in the prior year, and sequentially by $1 million, or 2%, due largely to cost-saving initiatives taking hold.

As a result of continued streamlining of our cost and operational structure, the company recorded $6 million of restructuring charges in the third quarter, consisting mainly of lease-related charges associated with facility consolidations and severance payments.

For the third quarter, the company recorded a GAAP net loss per share of $0.06 which includes a $0.11 negative impact from restructuring charges. Earnings per diluted share were $0.28 in the prior year and $0.13 in the prior quarter.

As of September 30, 2009, cash and cash equivalents totaled $23 million, compared to $11 million as of December 31, 2008. Total debt outstanding was $77 million as of September 30, 2009, reflecting a reduction in debt of $13 million since prior quarter and $69 million since December 31, 2008. Average shares outstanding for the third quarter of 2009 were 32.6 million. Average diluted shares outstanding for the third quarter used in the calculation of adjusted diluted earnings per share were 33.1 million.

Business Trends and Outlook

Nursing orders continue to show signs of improvement, with increased momentum occurring in September and October.  However, orders still remain at levels lower than prior year due to high general unemployment and uncertain economic conditions. In Locum Tenens, we experienced lower sequential demand (days available) in the third quarter, primarily due to market weakness in anesthesia staffing.  This trend is likely to continue into the fourth quarter.  The increase in new retained searches in the Physician Permanent Placement business experienced during the third quarter is expected to result in improved placements over the coming months. Overall, pricing and gross margins are expected to remain consistent. Based on these trends and the normal holiday seasonal decline, fourth quarter consolidated revenue is expected to decline sequentially by 10-15%.

“The improving order trends in Nurse staffing are encouraging for AMN and our industry. While it is difficult to predict the trajectory of resulting volume growth, we believe that our unique breadth of service offerings and success in securing more preferred provider and managed services clients positions AMN extremely well to build market share as the trends continue to improve,”  added Nowakowski. “Our solid balance sheet enables us to focus on our long-term strategy, invest in our newer service lines, and assess new synergistic opportunities to expand and diversify our business.”

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s leading provider of comprehensive healthcare staffing and management services. As a leading provider of travel nurse and allied staffing services, locum tenens (temporary physician staffing) and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States, who range from acute-care hospitals and physician practice groups to other healthcare settings, including rehabilitation centers, dialysis clinics, pharmacies, home health service providers and ambulatory surgery centers. For more information, visit http://www.amnhealthcare.com.

Conference Call on October 29, 2009

AMN Healthcare Services, Inc.'s third quarter 2009 conference call will be held on Thursday, October 29, 2009, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 332-0335 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on October 29, 2009, and can be accessed until 11:59 p.m. Eastern Time on November 12, 2009, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 116563.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding consistent pricing and gross margins, improvement in physician permanent placements, fourth quarter revenue expectations, and Ms. Nowakowski’s comments concerning the company’s future opportunities and plans. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2008 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Chg	2009	2008	% Chg

Revenue	$166,357	$315,014	(47.2%)	$615,092	$921,298	(33.2%)
Cost of revenue	120,749	233,954	(48.4%)	451,824	680,245	(33.6%)
Gross profit	45,608	81,060	(43.7%)	163,268	241,053	(32.3%)
	27.4%	25.7%		26.5%	26.2%
Operating expenses:
Selling, general and administrative	36,933	60,260	(38.7%)	124,853	175,480	(28.9%)
	22.2%	19.1%		20.3%	19.0%

Restructuring Charges	6,200	—	100%	11,270	—	100%
Impairment Charges	—	—	0%	175,707	—	100%
Depreciation and amortization	3,495	3,770	(7.3%)	10,404	10,858	(4.2%)

Total operating expenses	46,628	64,030	(27.2%)	322,234	186,338	72.9%
Income (loss) from operations	(1,020)	17,030	NM	(158,966)	54,715	NM
	(0.6%)	5.4%		(25.8%)	5.9%
Interest expense, net	2,063	2,550	(19.1%)	6,582	8,021	(17.9%)
Income (loss) before income taxes	(3,083)	14,480	NM	(165,548)	46,694	NM
Income tax expense	(1,088)	4,985	NM	(46,093)	19,961	NM
Net income (loss)	$(1,995)	$9,495	NM	$(119,455)	$26,733	NM
	(1.2%)	3.0%		(19.4%)	2.9%
Net income (loss) per common share:
Basic	$(0.06)	$0.29	NM	$(3.66)	$0.79	NM
Diluted	$(0.06)	$0.28	NM	$(3.66)	$0.78	NM

Weighted average common shares outstanding:
Basic	32,630	33,269	(1.9%)	32,609	33,642	(3.1%)
Diluted	32,630	33,894	(3.7%)	32,609	34,126	(4.4%)

NM – Not meaningful

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	% of Rev	2008	% of Rev	2009	% of Rev	2008	% of Rev
Revenue
Nurse and allied healthcare staffing	$82,140		$217,107		$357,127		$636,434
Locum tenens staffing	75,488		85,331		229,375		245,541
Physician permanent placement services	8,729		12,576		28,590		39,323
	$166,357		$315,014		$615,092		$921,298

Reconciliation of Non-GAAP Items:
Segment Operating Income (1)
Nurse and allied healthcare staffing	$4,592	5.6%	$20,501	9.4%	$30,390	8.5%	$65,968	10.4%
Locum tenens staffing	7,548	10.0%	7,474	8.8%	22,355	9.7%	19,068	7.8%
Physician permanent placement services	2,215	25.4%	3,441	27.4%	7,877	27.6%	11,842	30.1%
	14,355	8.6%	31,416	10.0%	60,622	9.9%	96,878	10.5%
Unallocated corporate overhead	3,749		8,190		14,562		24,374
Adjusted EBITDA (2)	10,606	6.4%	23,226	7.4%	46,060	7.5%	72,504	7.9%

Depreciation and amortization	3,495		3,770		10,404		10,858
Stock-based compensation	1,931		2,426		6,761		6,931
Restructuring Charges	6,200		—		11,270		—
Impairment Charges	—		—		175,707		—
Unallocated Non-Recurring Legal Expenses	—		—		884		—
Interest expense, net	2,063		2,550		6,582		8,021
Income (loss) before income taxes	(3,083)		14,480		(165,548)		46,694
Income tax expense	(1,088)		4,985		(46,093)		19,961
Net income (loss)	$(1,995)		$9,495		$(119,455)		$26,733

GAAP based diluted net income (loss) per share (EPS)	$(0.06)				$(3.66)
Adjustments:	—
Restructuring charges	0.11				0.20
Non-recurring legal expenses	—				0.02
Impairment charges	—				3.77
Adjusted diluted earnings per share (3)	$0.05				$0.33

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Chg	2009	2008	% Chg
Gross Margin
Nurse and allied healthcare staffing	24.4%	23.6%		23.9%	24.0%
Locum tenens staffing	27.2%	26.6%		26.5%	26.4%
Physician permanent placement services	57.7%	57.5%		59.5%	59.6%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (4)	2,704	7,185	(62.4%)	3,951	7,093	(44.3%)
Revenue per traveler per day (5)	$330.19	$328.44	0.5%	$331.10	$327.47	1.1%
Gross profit per traveler per day (5)	$80.50	$77.39	4.0%	$79.21	$78.65	0.7%

Locum tenens staffing
Days filled (6)	53,032	58,638	(9.6%)	160,137	169,196	(5.4%)
Revenue per day filled (6)	$1,423.44	$1,455.22	(2.2%)	$1,432.37	$1,451.22	(1.3%)
Gross profit per day filled (6)	$387.47	$386.73	0.2%	$379.76	$382.66	(0.8%)

	As of September 30,
	2009	2008
Leverage Ratio (7)	1.1	1.6

(1)
Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2)
Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA provides an effective measure of the company’s results, as it excludes certain items that management believes are not indicative of the company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3)
Adjusted diluted earnings per share represents GAAP EPS plus restructuring and impairment charges and non-recurring legal expenses. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(4)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(5)
Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(6)
Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(7)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	June 30,	December 31,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$22,621	$23,488	$11,316
Accounts receivable, net	96,410	114,542	182,562
Prepaid expenses	6,748	8,867	9,523
Income taxes receivable	2,108	1,425	3,440
Deferred income taxes, net	17,805	18,085	18,085
Other current assets	2,782	2,911	4,901
Total current assets	148,474	169,318	229,827

Fixed assets, net	21,581	24,034	24,018
Deposits and other assets	12,488	12,056	13,252
Goodwill	79,868	79,868	252,875
Intangible assets, net	116,537	117,738	122,845

Total assets	$378,948	$403,014	$642,817

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	—	$3,274	$3,995
Accounts payable and accrued expenses	18,929	20,837	24,420
Accrued compensation and benefits	29,431	31,941	44,871
Revolving credit facility	—	—	31,500
Current portion of notes payable	10,845	12,201	14,580
Deferred revenue	5,404	5,699	7,184
Other current liabilities	14,502	15,892	14,722
Total current liabilities	79,111	89,844	141,272

Notes payable, less current portion	66,425	77,781	100,236
Deferred income taxes, net	4,615	7,382	58,466
Other long-term liabilities	57,277	56,592	58,710
Total liabilities	207,428	231,599	358,684

Stockholders’ equity	171,520	171,415	284,133

Total liabilities and stockholders’ equity	$378,948	$403,014	$642,817

AMN Healthcare Services, Inc.
Condensed Consolidated Cash Flow Statement
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$19,205	$21,136	$93,150	$49,892

Net cash used in investing activities	(3,924)	(1,963)	(6,358)	(46,428)

Net cash used in financing activities	(16,157)	(19,627)	(75,531)	(14,038)

Effect of exchange rates on cash	9	(97)	44	(116)

Net increase (decrease) in cash and cash equivalents	(867)	(551)	11,305	(10,690)

Cash and cash equivalents at beginning of period	23,488	8,356	11,316	18,495

Cash and cash equivalents at end of period	$22,621	$7,805	$22,621	$7,805